Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
December 12, 2023	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
Vivid Seats Inc.	London	Tokyo
24 E. Washington Street, Suite 900	Los Angeles	Washington, D.C.
Chicago, Illinois 60602	Madrid

Re:	Registration Statement No. 333-260839; 23,575,000 shares of Class A common stock, par value $0.0001 per share

To the addressee set forth above:

We have acted as special counsel to Vivid Seats Inc., a Delaware corporation (the “Company”), and the Selling Stockholder (as defined below) in connection with the issuance of 23,575,000 shares of Class A common stock of the Company, par value $0.0001 (the “Shares”), to be sold by a selling stockholder of the Company (the “Selling Stockholder”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2021, as subsequently amended from time to time, including Post-Effective Amendment No. 4 to Form S-3 on Form S-1 (Registration No. 333-260839) (as so filed and as amended, the “Registration Statement”). The Shares consist of 23,575,000 Shares that are issuable upon the exchange of common units (“Common Units”) of Hoya Intermediate, LLC, a Delaware limited liability company (“Intermediate”), together with a corresponding number of shares of Class B common stock, par value $0.0001, of the Company, held by the Selling Stockholder. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and Selling Stockholder and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

December 12, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 12, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP